Exhibit 10.4
[Insert The St. Joe Company letterhead]
February 25, 2011
[Name]
[Address]
      Re:      Letter Agreement
Dear [____]:
          This “Letter Agreement” is entered into by and between you and The St. Joe Company (the “Company”), as of the date set forth above. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, including without limitation any continued service by you to the Company after the date hereof, you and the Company agree as follows:
1.	Notwithstanding anything in the Employment Agreement by and between you and the Company, dated as of _______, and amended as of ______ (the “Employment Agreement”), to the contrary, including, without limitation Section 13.12 thereof, the Company shall advance to you all legal fees and expenses (including, without limitation, reasonable attorneys’ fees) which you may incur as a result of any claim brought by you or the Company or any person acting or purporting to act on behalf of or for the benefit of the Company during the period commencing on the date hereof and ending on the second anniversary thereof (the “Term”) (regardless of the outcome thereof), whether in mediation, arbitration or litigation, to enforce or challenge the validity or enforceability of any provision of the Employment Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to Section 10 of the Employment Agreement) (a “Covered Dispute”), within ten business (10) days after receipt by the Company of a written request for such advance, provided, that you shall repay the amount of any advance(s) pursuant to this Letter Agreement if it shall be finally be determined that your claims or defenses had no reasonable basis in fact or law. The Company and you agree that you shall be entitled to equitable and/or injunctive relief in the event of any failure by the Company timely to advance such legal fees and expenses in accordance with the preceding sentence.

2.	Upon the expiration of the Term, the provisions of the Employment Agreement concerning reimbursement of legal fees shall govern the parties obligations with respect to the payment, advancement and/or recoupment of any legal fees and expenses in a Covered Dispute.

3.	This Letter Agreement, together with the Employment Agreement constitute the entire agreement between the parties with respect to the payment, advancement and recoupment of legal fees and expenses with respect to a Covered Dispute. Neither party may rely upon any prior negotiations, representations or agreements, with respect to the subject matter hereof. This Letter Agreement may be modified only in a written instrument signed by you and an authorized representative of the Company that specifies it is modifying this Letter Agreement.
[Signature page follows]

          Please indicate your acceptance of the foregoing in the space indicated below and return the executed Letter to the Company.

Very truly yours, The St. Joe Company a Florida corporation
By:
	Name:	Rusty Bozman
	Title:	Senior Vice President, Corporate Development

Accepted and agreed this
__ day of February, 2011

[Name]

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